Item 26. Exhibit (h) i. q. 5.

PIMCO SERVICES AGREEMENT

FOR ADMINISTRATIVE CLASS SHARES

OF PIMCO VARIABLE INSURANCE TRUST

The terms and conditions of this Services Agreement between Pacific Investment Management Company LLC (“PIMCO”), Massachusetts Mutual Life Insurance Company (“MassMutual”) and C.M. Life Insurance Company (“C.M. Life”) (together referred to as the “Companies”) are effective as of March 1, 2017.

WHEREAS, the Companies, PIMCO Investments LLC, PIMCO Variable Insurance Trust (“PVIT” or the “Trust”) have entered into a Fund Participation Agreement dated April 21, 2006, as may be amended from time to time (the “Participation Agreement”), pursuant to which the Companies, on behalf of certain of its separate accounts (the “Separate Accounts”), purchases Administrative Class shares (“Shares”) of certain Portfolios of the Trust (“Portfolios”) to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts (“Variable Contracts”) offered by the Companies, which Portfolios may be one of several investment options available under the Variable Contracts; and

WHEREAS, PIMCO recognizes that it will derive substantial savings in administrative expenses by virtue of having a sole shareholder rather than multiple shareholders in connection with each Separate Account’s investments in the Portfolios, and that in the course of soliciting applications for Variable Contracts issued by the Companies and in servicing owners of such Variable Contracts, the Companies will provide information about the Trust and their Portfolios from time to time, answer questions concerning the Trust and their Portfolios, including questions respecting Variable Contract owners’ interests in one or more Portfolios, and provide services with respect to investments in the Portfolios; and

WHEREAS, PIMCO wishes to compensate the Companies for the efforts of the Companies in providing written and oral information and services regarding the Trust to Variable Contract owners; and

WHEREAS, the following represents the collective intention and understanding of the fee agreement between PIMCO and the Companies.

NOW, THEREFORE, in consideration of their mutual promises, the Companies and PIMCO agree as follows:

1.        Services. The Companies and/or its affiliates agree to provide services (“Services”) to owners of Variable Contracts, which may include but are not necessarily limited to: teleservicing support in connection with the Portfolios; delivery of current Trust prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of Variable Contract owners’ votes in the event of a Trust shareholder vote; maintenance of Variable Contract records reflecting Shares purchased and redeemed and Share balances, and the conveyance of that information to the applicable Trust or PIMCO as may be reasonably requested; provision of support

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services, including providing information about the Trust and their Portfolios and answering questions concerning the Trust and their Portfolios, including questions respecting Variable Contract owners’ interests in one or more Portfolios; provision and administration of Variable Contract features for the benefit of Variable Contract owners in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time. Companies shall not circulate or furnish to any investor any Prospectuses that have been withdrawn or supplemented, except in the latter case with the appropriate supplements.

2.        Compensation. In consideration of the Services, PIMCO agrees to pay to the Companies a fee at an annual rate equal to          (    ) basis points (        %) of the average daily value of the Shares held in the Separate Accounts. Such payments will be made monthly in arrears. For purposes of computing the payment to the Companies under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts’ aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each calendar day during the calendar month, and dividing by the total number of calendar days during such month. The payment to the Companies under this paragraph 2 shall be calculated by PIMCO at the end of each calendar month and will be paid to the Companies within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by PIMCO and such other supporting data as may be reasonably requested by the Companies.

3.        Compliance with Laws. The Companies agree that:

(a)        in performing its duties under this Services Agreement, the Companies will abide by all applicable laws, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974; and

(b)        the arrangements provided for in this Services Agreement, including the compensation arrangements provided for in this Services Agreement, will be timely disclosed, to the extent necessary or appropriate, to Variable Contract owners.

4.        Anti-Money Laundering.

(a)        Companies represent and warrant that it has implemented, and agrees to maintain an anti-money laundering program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001 (the “USA PATRIOT Act”), each as amended from time to time, and any applicable rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where Companies conduct business, and any applicable rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”). Companies further represents and

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warrants that its anti-money laundering program includes written policies, a designated Compliance Officer, ongoing training for employees, procedures for detecting and reporting suspicious transactions, and an independent audit to test the implementation of the program.

(b)        Companies shall comply with applicable economic, trade and financial sanctions resolutions, laws and regulations of the United States, including those administered and/or enforced by the Office of Foreign Assets Control (“OFAC”), United Nations and other applicable jurisdictions (“Sanctions Laws”). Companies shall maintain policies, systems and controls to ensure that its Contract owners (i) are not in violation of any Sanctions Laws or on any list of prohibited individuals or entities enacted under Sanctions Laws (collectively, “Sanctions Lists”), (ii) do not conduct business with, or derive revenue from anyone on Sanctions Lists, and (iii) are not located, organized or doing business in a country or territory that is, or whose government is, the target of countrywide sanctions under any Sanctions Laws. Companies agrees that Contract owner funds shall not be directly or indirectly derived from, and shall not be distributed to, persons, entities or countries that are subject to any country embargoes, in violation of any Sanctions Laws or on any Sanctions Lists. Companies will provide reasonable assistance to the other parties hereto in connection with their respective obligations under the applicable Sanctions.

(c)        Companies represents, warrants, and covenants in connection with any services provided in connection with this Agreement that (i) its officers, directors, employees, agents and other representatives (together with Companies, each a “Relevant Person”) are subject to written policies and procedures relating to anti-bribery and anti-corruption, and shall not commit, authorize or permit any action that would cause any Relevant Person to be in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) it shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. Companies shall promptly notify PIMCO if a Relevant Person becomes aware of any breach of this provision, and PIMCO may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

5.        Term. This Services Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one year periods. This Services Agreement may be terminated by either party hereto upon 30 days written notice to the other. This Services Agreement shall terminate automatically: (i) upon termination of the Participation Agreement, upon a material, unremedied breach of the Participation Agreement or upon assignment of the Participation Agreement by either the

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Companies or PIMCO; (ii) with respect to the Trust, upon the redemption of all Shares of such Trust held in the Separate Accounts; (iii) as to a Portfolio, upon termination of the investment advisory agreement between the applicable Trust, on behalf of such Portfolio, and PIMCO; and (iv) upon Companies violating any anti-bribery and corruption laws or engaging in any other unlawful conduct referenced in Section 4. Termination of this Services Agreement with respect to the Trust or Portfolio pursuant to section 5(ii) or (iii) above shall not result in termination with respect to the other Trust or Portfolios, as applicable.

6.        Amendment. This Services Agreement may be amended only upon mutual agreement of the parties hereto in writing.

7.        Business Continuity. Companies shall establish, implement and maintain an adequate business continuity policy aimed at ensuring, in the case of an interruption to its systems and procedures, the preservation of essential data and functions, and the maintenance of services and activities, or, where that is not possible, the timely recovery of such data and functions and the timely resumption of its services and activities. Companies shall maintain a log of all business continuity events. In the event that a material business continuity event occurs, Companies shall advise PIMCO promptly of such event and the steps proposed in order to minimize any interruption to its services hereunder.

8.        Each party shall maintain and preserve all records required by law, rule and regulation to be maintained and preserved in connection with the activities contemplated herein. A party hereto may request of another party, and the requested party shall provide as reasonable, copies of all the historical records relating to transactions contemplated herein, written communications regarding the Funds to or from owners of Variable Contracts, and other materials reasonably related to transactions contemplated herein. In addition, Company shall provide representatives of PIMCO and each Trust with reasonable access to its personnel and its records to: (i) enable them to monitor the quality of services being provided by Company pursuant to this Agreement and Company’s compliance with this Agreement and applicable law, rule and regulation and (ii) verify amounts payable or owed under this or any related Agreement. The parties shall cooperate in good faith in providing records to one another. PIMCO and each Trust will not perform any activity that materially interferes with any activities of the Companies or its systems. The Companies is entitled to observe all activity of PIMCO, each Trust, and the access will be subject to such reasonable security and confidentiality measures as the Companies may require.

9.        Effect on Other Terms, Obligations and Covenants. Nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Companies, PIMCO or any Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

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IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Services Agreement.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	Eric M. Sutherland
Type Name: Eric M. Sutherland
Title: Managing Director
Date: 3-1-17

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Tina M. Wilson
Type Name: Tina Wilson
Title: Senior Vice President
Date:

C.M. LIFE INSURANCE COMPANY

By:	Eric Wietsma
Type Name: Senior VP
Title: Senior Vice President
Date: